Dear Federal Signal Stockholders: In a nutshell, 2017 was a very good year. Among the many highlights were a 27% year-over-year increase in sales, a 35% increase in adjusted EBITDA* at an improved margin* of 12.6%, and a 23% increase in adjusted EPS*. Our strategic initiatives and benefits from acquisitions both contributed to that profitable growth. In June, we completed the acquisition of Truck Bodies and Equipment International (“TBEI”), the largest acquisition in the Company’s history. TBEI is a leading U.S. manufacturer of dump truck bodies and trailers, with strong regional brands serving maintenance and infrastructure end markets. The combination of TBEI with the businesses in our Environmental Solutions Group creates a single platform providing municipal and industrial customers with a complete suite of maintenance and infrastructure equipment and supporting solutions. This platform will expand our leadership position in these markets and will provide a springboard for future organic growth and mergers and acquisitions. The acquisition also adds further diversification through an expanded focus on infrastructure, construction, waste, rendering and other industrial end markets. On the organic growth front, we are making great progress with our initiative to expand into the utility market. This success is a result of the investments we have made in new product development and channels. Specifically, the ParaDIGm utility excavator truck, introduced last year, was the first product launched from our revamped innovation initiative. Along with our Prodigy and HXX, we now have a suite of products and a dedicated sales team for the utility market. In 2017, our equipment sales into this market increased by approximately 80%. We have continued to focus on new product development and we recently introduced a number of new products at one of our largest trade shows. The reception to these new product offerings was overwhelmingly positive, and it is rewarding to see the tangible output of the process that we introduced in 2015. Continued commitment to innovation will remain a key priority in the years to come. Accelerating Growth

Amounts above are for continuing operations only as of, or for the year ended, December 31, 2016. • NET SALES OF $899M, UP $191M, OR 27% • ADJUSTED EBITDA* OF $113M, UP $30M, OR 35% • ADJUSTED EBITDA MARGIN* OF 12.6%, UP FROM 11.8% • ADJUSTED EPS* OF $0.85, UP 23% • OPERATING CASH FLOW OF $74M, UP $47M, OR 175% • ORDERS OF $1,018M, UP $344M, OR 51% • YEAR-END BACKLOG OF $258M, UP $121M, OR 88% Our consolidated financial results in 2017 reflected year- over-year improvement in many areas, driven by organic growth, benefits from our recent acquisitions, and improved conditions in most of our end markets. Consolidated net sales for the year were $898.5 million, an increase of $190.6 million, or 27%, compared to the prior year, with organic sales growth of about 4%. We generated consolidated adjusted EBITDA* of $113.1 million, at an improved margin* of 12.6%, which was within our target range. We continue to deliver margin performance above many companies within our specialty vehicle peer group. On an adjusted basis, our diluted earnings per share* for the year was $0.85, up 23% from $0.69 per share last year. Cash flow in 2017 was also much improved, with $73.5 million of cash being generated from continuing operations, helping us to pay down $34 million of borrowings since the completion of the TBEI acquisition, and fund approximately $17 million in cash dividends. With our strong balance sheet and positive operating cash flow, we are well positioned to invest in internal growth initiatives, pursue strategic acquisitions and return value to our stockholders. 2017 Financial Performance Cumulative Return to Stockholders1 2Chart depicts use of cash for each category, relative to the total cash used on all four activities, for the cumulative period 2014-16; excludes investments in rental fleet, which are reported as part of operating cash flow Net Sales Adjusted EBITDA* Elgin Sweeper recently introduced the Crosswind1, an innovative design allowing one single engine to simultaneously power both the truck and the sweeping apparatus. 0 $ 200 M $ 400 M $ 600 M $ 800 M $ 1,000 M 2016 2017 $708M $899M 0 $ 20 M $ 40 M $ 60 M $ 80 M $ 100 M $ 120 M 2016 2017 11.8% Adjusted EBITDA margin* 12.6% Adjusted EBITDA margin* $83.5M $113.1M 1This graph assumes that the value of the investment in the Company’s common stock, and in each index, was $100 on December 31, 2012 and assumes reinvestment of all dividends through December 31, 2017. Amounts above are for continuing operations only as of, or for the year ended, December 31, 2017.

Environmental Solutions Group Safety and Security Systems Group Our Safety and Security Systems Group is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities and industrial sites use to protect people and property. Offerings include systems for campus and community alerting, emergency vehicles, first responder interoperable communications and industrial communications, as well as command and municipal networked security. Specific products include vehicle lightbars and sirens, public warning sirens, general alarm systems, public address systems and public safety software. Our Environmental Solutions Group is a leading manufacturer and supplier of a full range of street sweeper vehicles, sewer cleaner and vacuum loader trucks, hydro-excavation trucks, high-performance waterblasting equipment, dump truck bodies and trailers. Product offerings also include certain products manufactured by other companies, such as refuse and recycling collection vehicles, camera systems, ice resurfacing equipment and snow-removal equipment. Products are sold to both municipal and industrial customers either through a dealer network or direct sales to service customers generally depending on the type and geographic location of the customer. In addition to equipment sales, the Environmental Solutions Group engages in the sale of parts, service and repair, equipment rentals and training as part of a complete offering to its customers through its service centers located across North America. 0 $20M $40M $60M $80M $100M $120M 2016 2017 14.8% Adjusted EBITDA margin* 14.9% Adjusted EBITDA margin* $72.7M $103.5M 0 $100M $200M $300M $400M $500M $600M $700M $800M 2016 2017 gid00003gid00013gid00018gid00010gid00034 gid00003gid00015gid00018gid00012gid00034 We recently introduced the new Vactor 2100i sewer cleaner, with extended telescopic 10 foot boom, 15 foot hose, and IntuiTouch™ controls. The Next Generation Law Enforcement initiative seeks to incorporate interconnectivity amongst disparate systems, streamline installation and reduce overall vehicle weight. In 2017, we entered a partnership to connect our CommanderOne® emergency warning platform to AccuWeather to enhance severe weather notifications. Net Sales Adjusted EBITDA* 0 $50M $100M $150M $200M $250M 2016 2017 gid00003gid00011gid00010gid00016gid00034 gid00003gid00011gid00009gid00015gid00034 Adjusted EBITDA*Net Sales 0 $5M $10M $15M $20M $25M $30M $35M 2016 2017 gid00010gid00014gid00008gid00013gid00001% gid00022gid00051gid00057gid00068gid00066gid00067gid00052gid00051 gid00026gid00023gid00030gid00041gid00025gid00022gid00001 gid00060gid00048gid00065gid00054gid00056gid00061* $33.1M $31.7M gid00010gid00014gid00008gid00011gid00001% gid00022gid00051gid00057gid00068gid00066gid00067gid00052gid00051 gid00026gid00023gid00030gid00041gid00025gid00022gid00001 gid00060gid00048gid00065gid00054gid00056gid00061*

Looking Forward Published April 2016 *Certain non-GAAP measures referenced in this letter are reconciled to GAAP measures in the Company’s February 28, 2018 earnings release. This communication may contain certain forward-looking statements concerning the Company’s future financial performance, strategy, plans, goals and objectives. We refer you to the discussion of such forward-looking statements within our Annual Report on Form 10-K filed with the SEC on February 28, 2018. The Company disclaims any responsibility to update any forward-looking statements provided herein. Published March 2018 1415 West 22nd Street Oak Brook, IL 60523 Jennifer Sherman President and Chief Executive Officer March, 2018 As I enter my third year as CEO, I am thrilled with the leadership team that we now have in place. I am also encouraged that the strategic initiatives we have implemented over the last couple of years are gaining traction. Since the beginning of 2016, we have completed three acquisitions. Each of those acquisitions have helped us to diversify our end markets and expand our product offerings. Overall, the acquisitions are performing within our expectations. They are delivering on our strategic objectives and are on track to meet the previously communicated accretion estimates. After taking some time to integrate TBEI, we are becoming more actively engaged in managing our acquisition pipeline, which continues to be healthy. Over the last two years, we have developed an infrastructure internally to support M&A, and expect that future strategic acquisitions will be a meaningful part of our growth. Our financial results for 2017 included a $20.0 million net tax benefit, representing the Company’s preliminary estimate of the impact of the Tax Cuts and Jobs Act, which was enacted in December. In 2017, approximately 90% of our earnings were in the U.S. As we head into 2018, we therefore expect to see meaningful benefits from the lower U.S. corporate tax rate. We currently expect our effective tax rate in 2018 to be in the range of 26% and 27%, compared to a rate of 34% in 2017, excluding special tax items. With the savings we expect to realize from the lower U.S. tax rate, we plan to utilize some of those savings in support of long-term growth opportunities. Those would include investments to fast-track the development of new products, supplement or augment our sales channels or to make investments in the development of our people. Our eighty-twenty improvement (“ETI”) program remains a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses. During 2018, as part of our ongoing commitment to maintaining and improving our competitiveness in the marketplace, each of our businesses have incorporated specific productivity improvement targets into their operating plans. Utilizing ETI principles, these initiatives include a combination of material cost reductions, manufacturing efficiencies, refinement of pricing strategies and working capital optimization. While we aim to reduce the impact of material and wage inflation with these initiatives, we also seek to generate additional savings, which we intend to reinvest into revenue-generating initiatives. Of course, we also intend to apply ETI to future acquisitions. “This time last year, we announced a goal of profitably growing our revenues in excess of $1 billion by 2020, but with the progress being made on our strategic initiatives and the acquisition of TBEI, it is likely we will achieve this target much earlier than 2020.” We entered 2018 with strong order momentum across most of our businesses contributing to a healthy backlog. In addition, we are seeing positive economic indicators across many of our end markets. On the industrial side, our customers are encouraged about prospects in their end markets, including oil and gas. This renewed optimism contributed to a significant increase in orders in 2017, including those to replenish customer rental fleets. In addition, we have seen strong utilization levels within our own rental fleet, particularly relating to products serving industrial markets, like vacuum trucks, hydroexcavators and waterblasting equipment. I am also pleased with the progress we are making with our plan to expand into the utility market. On the municipal front, our U.S. markets remain healthy overall, with strong demand for sewer cleaners. We are fortunate to have a loyal customer base, and an established network of distributors and dealers. I want to express my appreciation for the valued partnerships we have built over the years. I also want to recognize the talent and efforts of our 3,100 employees for their hard work, dedication and continued focus on our customers. We continue to build a transformational and enduring business, and, as I often say to our employees, I like the trajectory we are on. In closing, I would like to take this opportunity to thank you, our stockholders. We are excited about our prospects for the future and will continue to work hard to earn your ongoing support in the years to come. Jennifer Sherman President and Chief Executive Officer